SAMPLE

NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

CUSIP NO. 65336B 20 2

NUMBER

SHARES

NEXIA™ Holdings Inc.

AUTHORIZED COMMON STOCK: 10,000,000,000 SHARES
NO PAR VALUE

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of NEXIA HOLDINGS, INC. Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

NEXIA HOLDINGS, INC.
CORPORATE
Seal
NEVADA

SECRETARY

PRESIDENT

Countersigned:
Standard Registrar & Transfer Company, Inc.
12528 South 1840 East
Draper, Utah 84020

By: ____________________
Authorized Signature

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